Exhibit 10.3

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

among

FRANK’S INTERNATIONAL N.V.,

FRANK’S INTERNATIONAL C.V.,

and

MOSING HOLDINGS LLC

DATED AS OF MARCH 10, 2021

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (this “Agreement”) is entered into as of March 10, 2021, by and among Frank’s International N.V., a Dutch public company with limited liability (naamloze vennootschap) (“FINV”), Frank’s International C.V., a Dutch limited liability partnership (commanditaire vennootschap) (“FICV”), and Mosing Holdings, LLC, a Delaware limited liability company (“Mosing Holdings”) and the successor by conversion to Mosing Holdings Inc., a Delaware corporation (“MHI”).

WHEREAS, in connection with FINV’s IPO, FINV, FICV and MHI, entered into that certain Tax Receivable Agreement, dated as of August 14, 2013 (the “2013 Agreement”);

WHEREAS, on August 26, 2016, Mosing Holdings converted all of its Series A preferred stock of FINV and all of its limited partner interests in FICV into shares of Class A common stock of FINV, par value €0.01 per share (“Common Shares” and such conversion, the “2016 Exchange”);

WHEREAS, concurrently with the execution of this Agreement, Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”) and FINV are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, the transactions contemplated by the Merger Agreement will constitute a “Change of Control” under the 2013 Agreement, which, absent this Agreement, would result in FINV owing Mosing Holdings an early termination payment pursuant to the terms of the 2013 Agreement (the “Early Termination Payment”); and

WHEREAS, FINV, FICV and Mosing Holdings desire to terminate the Early Termination Payment obligations that would be owed to Mosing Holdings under the 2013 Agreement and to amend and restate the 2013 Agreement in its entirety to provide for the payments and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“2013 Agreement” is defined in the Recitals of this Agreement.

“2016 Exchange” is defined in the Recitals of this Agreement.

“2016 Exchange Basis Schedule” means the schedule showing the Exchange Basis Adjustments, as amended from time to time by FINV (i) in connection with a Determination affecting such schedule, (ii) in reasonable response to an audit, examination, challenge, or assessment by a Taxing Authority, (iii) in connection with a liquidation of FICV (whether actual or deemed for U.S. federal income tax purposes) or (iv) to adjust such schedule to take into account payments made pursuant to this Agreement.

“Accrued Amount” means, with respect to a Tax Benefit Payment, the interest on the amount described in Clause (1) of Section 3.3(a) of this Agreement, calculated at the Alternate Base Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for the Reporting Taxable Year with respect to which the applicable Tax Benefit Payment relates until the date that the applicable Tax Benefit Payment is made.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 3.2(b) of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (ii) if available, the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 100 basis points. Any change in the Alternate Base Rate due to a change in the Prime Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the LIBO Rate, respectively. In the event that the LIBO Rate ceases to be a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Alternate Base Rate shall be determined solely by reference to clause (a) above.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of FINV.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America or any successor governmental authority.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Closing” is defined in the Merger Agreement.

“Closing Date” is defined in the Merger Agreement.

“Closing Date Payment” is defined in Section 2.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means FINV and any of its Subsidiaries (other than FICV and its Subsidiaries).

“Corporate Taxpayer Return” means any Tax Return of the Corporate Taxpayer relating to a Tax imposed by the United States or any subdivision thereof.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Deductible” means $18,057,000.

“Default Rate” means the Alternate Base Rate plus 400 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.8(a) of this Agreement.

“Expro” is defined in the Recitals of this Agreement.

“Early Termination Payment” is defined in the Recitals of this Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset as a result of the 2016 Exchange and the payments made under this Agreement (provided that such payments shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest), as set forth on the 2016 Exchange Basis Schedule. For the avoidance of doubt, if, after the date of this Agreement, FICV is liquidated or becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, the parties acknowledge that the adjustments to the Tax basis of the Reference Assets as a result of the 2016 Exchange will thereafter be adjustments under Section 732(b) of the Code and that the 2016 Exchange Basis Schedule will be amended to so reflect.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustment had been made.

“Expert” is defined in Section 6.9 of this Agreement.

“FICV” is defined in the Recitals of this Agreement.

“FINV” is defined in the Recitals of this Agreement.

“Historic Payment” means an amount equal to $3,057,000, previously paid by FINV to Mosing Holdings or MHI, as applicable, pursuant to terms of the 2013 Agreement prior to the date of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer (using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Exchange Basis Adjustments and (ii) any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Exchange Basis Adjustments or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state or local Tax law with respect to the Historic Payment, the Closing Date Payment or FINV’s payment obligations under this Agreement.

“IPO” means the initial public offering of Common Shares by FINV.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBO Rate” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date that is two Business Days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Mosing Holdings” is defined in the Recitals of this Agreement.

“Objection Notice” is defined in Section 3.2(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15

(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by FINV) or any similar release by the Board of Governors (as reasonably determined by FINV). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Qualified Tax Advisor” means any law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to FINV.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 6.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 3.2(a) of this Agreement.

“Reference Asset” means an asset held by FICV, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of the 2016 Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reporting Taxable Year” is defined in Section 3.1 of this Agreement.

“Senior Obligations” is defined in Section 3.3(c) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.3(a) of this Agreement.

“Tax Benefit Schedule” is defined in Section 3.1(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

AMENDMENT AND RESTATEMENT OF THE 2013 AGREEMENT

Section 2.1 Generally. In consideration for the Closing Date Payment and the agreement to make future Tax Benefit Payments, if any, pursuant to Article III, Mosing Holdings, FINV and FICV hereby agree to amend and restate the 2013 Agreement on the terms and subject to the conditions set forth in this Agreement; provided, however, that such amendment and restatement shall be conditioned on and subject to (i) the occurrence of the Closing on the Closing Date and (ii) the payment to Mosing Holdings of the Closing Date Payment, and, if such conditions are not satisfied, this Agreement shall terminate as of the date the Merger Agreement is terminated and shall be null and void ab initio and of no further force and effect, and the 2013 Agreement shall remain in effect in accordance with its terms.

Section 2.2 Closing Date Payment. At the Closing, FINV shall make a cash payment to Mosing Holdings in an amount equal to $15,000,000 (such cash payment, the “Closing Date Payment”), by wire transfer of immediately available funds to an account or accounts designated by Mosing Holdings.

Section 2.3 Early Termination Payment. Mosing Holdings hereby, on its own behalf and on behalf of its successors and permitted assigns, from and after and conditioned upon the Closing and the payment in full of the Closing Date Payment, (i) waives any right it may have to receive the Early Termination Payment and (ii) releases FINV, FICV and their respective Affiliates (including, from and after the Closing, Expro and its Affiliates), and its and their respective shareholders, directors, officers and employees, from any actions, suits, claims, proceedings, demands or obligations related to the Early Termination Payment.

Section 2.4 Tax Treatment. FINV and FICV and their respective Affiliates (including, from and after the Closing, Expro and its Affiliates) and Mosing Holdings and its respective Affiliates (i) agree that the Closing Date Payment and any Tax Benefit Payments paid pursuant to this Agreement are intended to be treated for applicable Tax purposes as additional consideration paid to Mosing Holdings with respect to the 2016 Exchange; (ii) shall not take any position inconsistent with such treatment on any Tax Return or in any tax proceeding, except as otherwise required pursuant to a Determination; and (iii) acknowledge that, as of the date of this Agreement, the aggregate value of any future Tax Benefit Payments cannot reasonably be ascertained for Tax purposes.

ARTICLE III

FUTURE TAX BENEFIT PAYMENTS

Section 3.1 Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each of the 2023, 2025, 2027, 2029, and 2031 Taxable Years (each a “Reporting Taxable Year”), FINV will provide to Mosing Holdings:

(a) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment, if any, for such Reporting Taxable Year and the immediately preceding Taxable Year and the Tax Benefit Payment, if any, due to Mosing Holdings pursuant to Section 3.3(a) for such Reporting Taxable Year and the immediately preceding Taxable Year (a “Tax Benefit Schedule”); and

(b) schedules and work papers, as determined by FINV or requested by Mosing Holdings, providing reasonable detail regarding the preparation of such Tax Benefit Schedule.

Section 3.2 Procedure; Amendments.

(a) Following delivery of a Tax Benefit Schedule, FINV will allow Mosing Holdings reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as reasonably requested by Mosing Holdings, in connection with a review of such Tax Benefit Schedule. A Tax Benefit Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which Mosing Holdings has received such Tax Benefit Schedule or amendment thereto unless Mosing Holdings (i) within 30 calendar days after receiving such Tax Benefit Schedule or amendment thereto, provides FINV with notice of a material objection to such Tax Benefit Schedule or amendment thereto (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right to provide an Objection Notice within the period described in clause (i) above, in which case such Tax Benefit Schedule or amendment thereto becomes binding on the date such waiver is received by FINV. If the parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days after receipt by FINV of such Objection Notice, FINV and Mosing Holdings shall employ the reconciliation procedures described in Section 6.9 of this Agreement (the “Reconciliation Procedures”).

(b) A Tax Benefit Schedule delivered with respect to any Reporting Taxable Year and the immediately preceding Taxable Year may be amended from time to time by FINV (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct material inaccuracies in such Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to the Taxable Years covered by such Tax Benefit Schedule after the date such Tax Benefit Schedule was provided to Mosing Holdings, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for the Taxable Years attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Years covered by such Tax Benefit Schedule, or (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for the Taxable Years covered by such Tax Benefit Schedule attributable to an amended Tax Return filed for any such Taxable Years (any such Tax Benefit Schedule, an “Amended Schedule”).

Section 3.3 Payments and Subordination.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to Mosing Holdings with respect to a Reporting Taxable Year and the immediately preceding Taxable Year becomes final in accordance with Section 3.2(a), FINV shall pay to Mosing Holdings an amount equal to the sum of (1) the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Reporting Taxable Year over (ii) the sum of (A) the Deductible plus (B) the aggregate amount of payments previously made pursuant to this Section 3.3(a) (excluding payments attributable to Accrued Amounts), and (2) the Accrued Amount (such sum, a “Tax Benefit Payment”). For the avoidance of doubt, FINV shall not be required to make a Tax Benefit Payment under this Agreement until 85% of the Cumulative Net Realized Tax Benefit of the Corporate Taxpayer from and after the Closing exceeds the Deductible, in which event FINV shall only be required to make a Tax Benefit Payment in excess of the Deductible. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Mosing Holdings to FINV or as otherwise agreed by FINV and Mosing Holdings. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments.

(b) No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement or under the 2013 Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit in excess of the Deductible and (ii) any Accrued Amounts on any excess amount described in clause (i) being paid to Mosing Holdings pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

(c) Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by FINV to Mosing Holdings under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of FINV and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of FINV that are not Senior Obligations.

(d) Late Payments by FINV. The amount of all or any portion of any Tax Benefit Payment not made to Mosing Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment was due and payable.

Section 3.4 No Disputes; Consistency; Cooperation.

(a) Participation in FINV’s Tax Matters. Except as otherwise provided herein, FINV shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and FICV and its Subsidiaries, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, FINV shall notify Mosing Holdings of, and keep Mosing Holdings reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and FICV by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of Mosing Holdings under this Agreement, and shall provide to Mosing Holdings reasonable opportunity to provide information and other input to the Corporate Taxpayer, FICV and their respective advisors concerning the conduct of any such portion of such audit.

(b) Consistency. Except upon the written advice of a Qualified Tax Advisor, and except for items that are explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, FINV and Mosing Holdings agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Reference Assets and each Tax Benefit Payment) in a manner consistent with that specified by FINV in any Tax Benefit Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement. Any Dispute concerning such advice shall be subject to the terms of the Reconciliation Procedures.

(c) Cooperation. Mosing Holdings shall (i) furnish to FINV in a timely manner such information, documents and other materials as FINV may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to FINV and its representatives to provide explanations of documents and materials and such other information as FINV or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and FINV shall reimburse Mosing Holdings for any reasonable third-party costs and expenses incurred pursuant to this Section 3.4(c).

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement. Subject to Section 2.1 and Section 4.2, this Agreement shall terminate automatically upon the earlier of (i) the termination of the Merger Agreement or (ii) the making of any Tax Benefit Payment relating to the 2031 Reporting Taxable Year and the immediately preceding Taxable Year or, if no such payment is due for such Reporting Taxable Year or the immediately preceding Taxable Year, the date upon which the Tax Benefit Schedule for the 2031 Reporting Taxable Year becomes final pursuant to Section 2.1.

Section 4.2 Survival. None of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section 4.2 and Article VI and any claim for breach of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement that occurred prior to termination hereof shall survive the termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Mosing Holdings. Mosing Holdings represents and warrants to FINV and FICV that the statements contained in this Section 5.1 shall be true and correct as of the date of this Agreement and as of the Closing Date.

(a) Authorization of Transaction. Mosing Holdings has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Mosing Holdings of this Agreement and the performance by Mosing Holdings of this Agreement and the consummation by Mosing Holdings of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Mosing Holdings. This Agreement has been duly and validly executed and delivered by Mosing Holdings and such agreements constitute valid and binding obligations of Mosing Holdings, enforceable against Mosing Holdings in accordance with their terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. Mosing Holdings, FINV and FICV are the only parties to the 2013 Agreement, and no Person other than Mosing Holdings, FINV and FICV have any rights, entitlements or obligations under the 2013 Agreement.

(b) Sole TRA Holder. Mosing Holdings is the sole and exclusive “TRA Holder” under the 2013 Agreement, and no assignment of its rights or obligations under the 2013 Agreement has occurred.

Section 5.2 Representations and Warranties of FINV and FICV. FINV and FICV represent and warrant to Mosing Holdings that the statements contained in this Section 5.2 shall be true and correct as of the date of this Agreement and as of the Closing Date.

(a) Authorization of the Transaction. Each of FINV and FICV has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery by each of FINV and FICV of this Agreement, the performance by each of FINV and FICV of this Agreement and the consummation by each of FINV and FICV of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FINV or FICV, as applicable. This Agreement has been duly and validly executed and delivered by each of FINV and FICV and this Agreement constitutes valid and binding obligations of each of FINV and FICV, enforceable against FINV and FICV in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to FINV or FICV, to:

10260 Westheimer, Suite 700

Houston, Texas 77042

Attention: John Symington

Email: John.Symington@franksintl.com

If to Mosing Holdings, to:

10260 Westheimer, Suite 200

Houston, Texas 77042

Attention: Michelle Foutch

Email: Michelle.Foutch@mosinggroup.com

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements (including the 2013 Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that, unless the Merger Agreement is terminated in accordance with its terms prior to the Closing, Expro is an express third party beneficiary of this Agreement and this Agreement is enforceable by Expro in all respects. None of the provisions of this Agreement may be amended, modified or otherwise adjusted, and this Agreement may not be terminated or waived in any respect, by any party without the prior written consent of Expro (which consent may be withheld by Expro in its sole discretion).

Section 6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.6 Successors; Assignment; Amendments; Waivers. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may assign either this Agreement or its rights, interests or obligations hereunder without the prior written consent of each other party hereto.

(a) No provision of this Agreement may be amended unless such amendment is approved in writing by each party hereto. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. FINV shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 6.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 6.9, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 6.8 and Section 6.9) (each a “Dispute”) shall be governed by this Section 6.8. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in Houston, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Texas and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of paragraph (a), any party to this Agreement may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each of the parties to this Agreement (i) expressly consents to the application of paragraph (c) of this Section 6.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(1) of this Section 6.8 and such parties agree not to plead or claim the same.

Section 6.9 Reconciliation. In the event that FINV and Mosing Holdings are unable to resolve a disagreement with respect to the matters governed by Section 3.2 and Section 3.4(b) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless FINV and Mosing Holdings agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or Mosing Holdings or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by FINV except as provided in the next sentence. FINV and Mosing Holdings shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts Mosing Holdings’ position, in which case FINV shall reimburse Mosing Holdings for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts FINV’s position, in which case Mosing Holdings shall reimburse FINV for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.9 shall be binding on FINV and its Subsidiaries and Mosing Holdings and may be entered and enforced in any court having jurisdiction.

Section 6.10 Withholding. FINV shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that, prior to deducting or withholding any such amounts, FINV shall notify Mosing Holdings and shall consult in good faith with Mosing Holdings regarding the basis for such deduction or withholding. FINV and Mosing Holdings shall reasonably cooperate with each other to minimize the amounts required to be deducted and withheld. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Mosing Holdings. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholding, Mosing Holdings shall indemnify FINV for any amounts imposed by any Taxing Authority for the failure to withhold. Mosing Holdings shall promptly provide to FINV (or other applicable withholding agent) any applicable Tax forms and certifications reasonably requested in connection with determining whether any such deduction or withholding is required under any provision of U.S. federal, state or local or non-U.S. Tax law.

Section 6.11 Admission of the Corporate Taxpayer into a U.S. Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 6.11(a)) transfers or is deemed to transfer (directly or indirectly) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (and that is neither treated as a member of the group that makes up the Corporate Taxpayer nor a member of a group described in Section 6.11(a)), in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then, before transferring such Reference Asset, the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Exchange Basis Adjustment associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from such Exchange Basis Adjustment.

Section 6.12 Confidentiality.

(a) Mosing Holdings acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for FINV and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning FINV and its Affiliates and successors, learned by Mosing Holdings heretofore or hereafter. This Section 6.12 shall not apply to (i) any information that has been made publicly available by FINV or any of its Affiliates, becomes public knowledge (except as a result of an act of Mosing Holdings in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for Mosing Holdings to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, Mosing Holdings (and each employee, representative or other agent of Mosing Holdings or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, FICV, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to Mosing Holdings relating to such Tax treatment and Tax structure.

(b) If Mosing Holdings or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.12, FINV shall have the right and remedy to have the provisions of this Section 6.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to FINV or any of its Subsidiaries or Mosing Holdings and the accounts and funds managed by FINV and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Signature Page Follows

IN WITNESS WHEREOF, FINV, FICV and Mosing Holdings have duly executed this Agreement as of the date first written above.

Frank’s International N.V.

	By:	/s/ Michael C. Kearney
	Name:	Michael C. Kearney
	Title:	Chairman, President and Chief Executive Officer

Frank’s International C.V.

By:	Frank’s International Management B.V.,
its general partner

	By:	/s/ Michael C. Kearney
	Name:	Michael C. Kearney
	Title:	Authorized Persson

Mosing Holdings, LLC

	By:	/s/ D. Keith Mosing
	Name:	D. Keith Mosing
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Tax Receivable Agreement